Exhibit 99.1 - Press Release dated January 29, 1997.


FOR IMMEDIATE RELEASE

                    CONTACT:  Dick Kosmicki
                                   The Dilenschneider Group
                                   212-922-0900

  ECKLER INDUSTRIES SIGNS DEFINITIVE MERGER AGREEMENT WITH
                 SMART CHOICE HOLDINGS, INC.


      TITUSVILLE, FL., January 29, 1997 - Eckler Industries,

Inc.  (NASDAQ:ECKL) of Titusville, FL. Announced today  that it  has  completed  the merger with Smart  Choice  Holdings,

Inc.,  of  Windermere, FL.  Eckler has issued  approximately

6.5  million  shares  of its common stock  (such  number  of shares being subject to certain post closing adjustments) in exchange for all of the common stock of Smart Choice.

      Eckler is one of the first publicly held companies  in

the automobile dealership business.

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      The  merger will result in Eckler's name being changed

to Smart Choice Holdings, Inc.  The new public company, will be headquartered in Titusville, FL.

      The  new  public  company will be reorganized  into  a

holding   company   that  will  encompass  four   divisions:

Corvette  Parts  and accessories, new car  sales,  used  car sales and insurance and auto finance.

      Laidlaw Equities, a New York-based investment  banking

firm  representing Eckler, has provided its opinion  stating that  the merger is fair to the Eckler shareholders, from  a financial point-of-view.

     "Based upon the fairness opinion of Laidlaw, we believe

we  are providing our shareholders a significant opportunity to  increase  the value of our company," said Ralph  Eckler,

president of Eckler

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  Industries.  He added, "We are all very excited to be part

     Gary R. Smith, Smart Choice's new president said:  "The

closing of the merger has positioned Smart Choice to  become a significant competitor in the used and new car business in

Florida."

      "The  automobile business," Mr. Smith added,  "one  of

America's  largest  industries,  is  undergoing  significant

changes,  and  with  the  advent  of  public  ownership   of

automobile  dealerships, a major consolidation is  underway.

There   have   been  several  recent  public  offerings   of

automobile  dealership groups that have received  widespread acceptance  by the financial community and Smart  Choice  is poised  to  take advantage of this consolidation opportunity with its acquisition strategies."

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      Smart  Choice believes that it is the largest operator

of  "Buy  Here, Pay Here" used car dealerships  in  Florida.

Smart   Choice  is  a  fully  integrated  automobile  sales,

service,  leasing, financing, and insurer of  new  and  used automobiles.  The company intends to continue to acquire new and used dealerships in Florida and throughout the Southeast

U.S.

      Eckler  Industries is a leading supplier  of  Corvette

parts and accessories with over 95,000 customers.

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